UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12
Inhibitex, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
ELECTION OF DIRECTORS
NOMINEES FOR DIRECTOR CLASS II
DIRECTORS WHOSE TERM OF OFFICE WILL CONTINUE AFTER THE ANNUAL MEETING
(TERM EXPIRES AT THE 2008 ANNUAL MEETING OF STOCKHOLDERS)
INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES
DIRECTOR COMPENSATION
PRINCIPAL STOCKHOLDERS
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PERFORMANCE GRAPH
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF THE AUDIT COMMITTEE
FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
OTHER MATTERS

INHIBITEX, INC.
9005 Westside Parkway
Alpharetta, GA 30004

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
MAY 18, 2006

NOTICE IS HEREBY GIVEN that the 2006 Annual Meeting of Stockholders of Inhibitex, Inc. (“Inhibitex” or the “Company”), will be held at 9:00 a.m. local time on May 18, 2006 at Inhibitex’s corporate headquarters, 9005 Westside Parkway, Alpharetta, Georgia 30004 for the following purposes:

1. To elect three Class II directors of the Company to hold office until the 2009 Annual Meeting of Stockholders and until the election and qualification of their respective successors;

2. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for Inhibitex for 2006; and

3. To transact such other business as may properly come before the meeting and any adjournment thereof.
Only holders of record of the Company’s common stock, par value $0.001 per share, at the close of business on March 31, 2006 are entitled to notice of, and to vote at, the meeting and any adjournment thereof. Such stockholders may vote in person or by proxy.

By Order of the Board of Directors,

Russell H. Plumb
Secretary, Vice President and Chief Financial Officer
April 14, 2006
ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. HOWEVER, EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE, OR FOLLOW THE INSTRUCTIONS FOR TELEPHONIC OR INTERNET VOTING SO THAT YOUR SHARES WILL BE VOTED AT THE MEETING. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

INHIBITEX, INC.
9005 Westside Parkway
Alpharetta, GA 30004
PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Inhibitex, Inc. (“Inhibitex” or the “Company”) of proxies to be voted at the Annual Meeting of Stockholders to be held on May 18, 2006 (the “Annual Meeting”). The purposes of the Annual Meeting are as follows:

1. To elect three Class II directors of Inhibitex, Inc. to hold office until the 2009 Annual Meeting of Stockholders and until the election and qualification of their respective successors;

2. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for Inhibitex for 2006; and

3. To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.
This Proxy Statement, the accompanying proxy card and Annual Report to Stockholders are first being mailed to stockholders on or about April 14, 2006.
Stockholders Entitled to Vote
Stockholders of record at the close of business on March 31, 2006 are entitled to receive notice of the Annual Meeting and to vote their shares held on that date. As of that date, 30,243,262 shares of common stock were outstanding, each share being entitled to one vote. Stockholders do not have cumulative voting rights. The holders of a majority of the issued and outstanding shares of common stock of the Company entitled to vote at the meeting must be represented in person or by proxy at the Annual Meeting for there to be a quorum and for the meeting to be held.
Votes Required to Adopt Proposals
The three nominees receiving the highest number of affirmative votes will be elected as directors. The affirmative vote of the holders of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote is required to approve the appointment of the Company’s independent registered accounting firm.
For the election of directors, withheld votes do not affect whether a nominee has received sufficient votes to be elected. For the purpose of determining whether the stockholders have approved the appointment of the Company’s independent registered accounting firm, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote. Broker non-votes have no effect on the outcome of the vote.
However, shares held by brokers will be counted as shares that are present for the purposes of determining the existence of a quorum at the Annual Meeting. Banks and brokers that have not received voting instructions from their clients may vote their client’s shares on the election of directors and the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm, as these are routine proposals.
Voting of Proxies
The Board solicits proxies to give each stockholder an opportunity to vote on all matters scheduled to come before the Annual Meeting and set forth in this Proxy Statement. Stockholders are urged to carefully read the material in this Proxy Statement, specify their choice on each matter by marking the appropriate boxes on the enclosed proxy card, then sign, date and return the card in the enclosed, stamped envelope or submit their vote by telephone or internet.
If a stockholder submits a proxy card but does not fill out the voting instructions on the proxy card, the persons named as proxies will vote the shares represented by such proxy: (i) FOR the election as directors of the nominees of the Board named below, (ii) FOR the ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm and (iii) in the discretion the persons named as proxies, on any other proposal to properly come before the Annual Meeting, or any adjournment thereof.
You may revoke your proxy at any time before it is voted by written notice to the Secretary of the Company, by submission of a proxy bearing a later date or by casting a ballot any the Annual Meeting.
PROPOSAL 1
ELECTION OF DIRECTORS
The Company’s Amended and Restated Certificate of Incorporation and By-Laws provide for the Board of Directors to be divided into three classes: Class I, Class II and Class III, with the directors distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors, with each class consisting of directors whose terms are to expire at successive annual meetings. Currently, the Board of Directors consists of ten members. As set forth in the Company’s Amended and Restated Certificate of Incorporation and By-Laws, the terms of office of the members of the Board of Directors are: Class I, whose term expires at the 2008 Annual Meeting of Stockholders; Class II, whose term expires at the 2006 Annual Meeting of Stockholders; and Class III, whose term expires at the 2007 Annual Meeting of Stockholders.
Joseph M. Patti, M.S.P.H., Ph.D., founder and Vice President of Research and Development and Chief Scientific Officer, will not be standing for re-election as a director and, as a Class II director, his term of office will expire as of the Annual Meeting on May 18, 2006. The Board appreciates and recognizes the contributions and service that Dr. Patti has provided to the Company as a director, and looks forward to his continued contributions as Vice President of Research and Development and Chief Scientific Officer.
The Nominating and Corporate Governance Committee has nominated Carl E. Brooks, Robert A. Hamm, and Louis Sullivan, M.D. for election as Class II directors of the Company. All of the nominees are existing directors of the Company. Mr. Hamm has been serving as a Class III director and, as a result of the changes to the structure of the Board described above, is standing for election as a Class II director.
Each of the nominees has consented to being named as a nominee for director of the Company and has agreed to serve if elected. If, for any reason, at the time of the election, any of the nominees should become unavailable to accept election, it is intended that such proxy will be voted for the election, in such nominee’s place, of a substitute nominee recommended by the Board.
Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.
NOMINEES FOR DIRECTOR
CLASS II
(IF ELECTED, EACH DIRECTOR’S TERM WILL EXPIRE IN 2009)

		Served as
Name of Director	Age	Director Since

Carl E. Brooks	68	1999
Robert A. Hamm	54	2005
Louis W. Sullivan	72	2003

Carl E. Brooks served as chairman of the Board from January 2000 to April 2001. Mr. Brooks is President of Brooks & Associates, a consulting firm for the biopharmaceutical and blood banking industries, which he founded in 1996. He previously served as President of the Hyland division of Baxter Healthcare Corporation, Executive Vice-president of the Americas and Pacific International Division, Vice-president of Engineering of Baxter International, Inc. and he is on the board of directors of Quantumcor, Inc., a cardiovascular device company, which is a privately held Corporation. Prior to that, he served in numerous significant management positions with the Procter & Gamble Company. Mr. Brooks received a B.S. in Chemical Engineering from the Ohio State University.
Robert A. Hamm has been the Senior Vice President of Immunology Business at Biogen Idec, Inc. since 2003. Mr. Hamm joined Biogen in 1994 and has served in various management positions including: Senior Vice President International, President of Biogen Europe, Vice President Sales and Marketing North America, and Vice President of Manufacturing and Engineering. Prior to joining Biogen, he was employed with Syntex, Mobil Oil, and the National Security Agency after serving in the U.S. Air Force. He received a B.A. in Psychology from St. Bonaventure University, and a M.A. in Management Leadership from Central Michigan University.
Louis W. Sullivan, M.D. is the founding Dean, Director and President Emeritus of the Morehouse School of Medicine. From 1993 until his retirement in June 2002 and from 1981 to 1989, Dr. Sullivan served as President of Morehouse School of Medicine. From 1989 to 1993, he served as Secretary, United States Department of Health and Human Services. Dr. Sullivan serves on the boards of directors of 3M Corporation, Bristol-Myers Squibb Company, CIGNA Corporation, Henry Schein, and BioSante. He received a B.S. from Morehouse College and a M.D. from Boston University.
DIRECTORS WHOSE TERM OF OFFICE WILL CONTINUE AFTER THE ANNUAL MEETING
CLASS III
(TERM EXPIRES IN 2007)

		Served as
Name of Director	Age	Director Since

M. James Barrett, Ph.D.	63	2002
Michael A. Henos	56	1997
Marc L. Preminger, FSA, MAAA	56	2003
M. James Barrett, Ph.D. has served as a general partner of NEA Partners 10 Limited Partnership, the general partner of New Enterprise Associates 10 Limited Partnership, a venture capital fund, since August 2001. From January 1997 to August 2001, he served as Chairman and Chief Executive Officer of Sensors for Medicine and Science, Inc., a medical device company, which he founded in 1997. He continues to serve as the chairman of its board of directors. Dr. Barrett also serves on the boards of directors of three publicly-held biopharmaceutical companies: MedImmune, Inc., Iomai Corporation and Pharmion, Inc., as well as Eximias Pharmaceutical, GlycoMimetics, Inc., Nucleonics Inc., Peptimmune, Inc., Ruxton Pharmaceuticals and Targacept, Inc., which are privately-held life science companies. Dr. Barrett received a B.S. in Chemistry from Boston College, a Ph.D. in Biochemistry from the University of Tennessee and a M.B.A. from the University of Santa Clara.
Michael A. Henos has served as chairman of the Board since April 2001. Mr. Henos also served as chairman of the Board from July 1997 to January 2000. Since 1993, Mr. Henos has served as Managing General Partner of Alliance Technology Ventures, L.P., a venture capital firm. From 1991 to 2001, Mr. Henos also served as a General Partner of Aspen Ventures, a venture capital partnership. He currently serves as chairman of the board of directors of AtheroGenics, Inc., a publicly-held biopharmaceutical company. He is also a member of the board of directors of several privately-held biotechnology companies: Neuronyx, Inc., Genoptix, Inc., GlycoMimetics, Inc., and Sensys Medical, Inc.; as well as ValuBond, Inc., a company providing services to the brokerage industry. Mr. Henos received a B.S. in Economics and a M.B.A. in Finance from the University of California, Los Angeles.

Marc L. Preminger, FSA, MAAA, served in various capacities with CIGNA Corporation, a healthcare insurance company, from 1977 until his retirement in September 2002; the most recent of which was Senior Vice President and Chief Financial Officer of Cigna Healthcare. In 2004, he co-founded ACT II Ventures, LLC, a consulting firm. He also serves on the board of directors of Gifts of Love, a not-for-profit social services agency. Mr. Preminger received a B.S. in Economics from Lafayette College and a Masters of Actuarial Science from Georgia State University.
CLASS I
(TERM EXPIRES AT THE 2008 ANNUAL MEETING OF STOCKHOLDERS)

		Served as
Name of Nominee	Age	Director Since

William D. Johnston, Ph.D.	61	1997
Russell M. Medford, M.D., Ph.D.	51	1997
A. Keith Willard	65	2005
William D. Johnston, Ph.D. has served as President and Chief Executive Officer of the Company since 1997. From 1991 to 1997, Dr. Johnston was Vice President and General Manager of the Gene Therapy Business Unit of Baxter Healthcare Corporation. From 1975 to 1991, Dr. Johnston held various executive positions at Baxter Healthcare Corporation, including Vice President of Applied Sciences, which was the central research and development unit of Baxter. Dr. Johnston currently serves as a director of ACTx, a privately held medical device company. Dr. Johnston is a member of both the board of directors, the Emerging Companies Section Governing Body and Healthcare Section Governing Body of the Biotechnology Industry Organization. Since 1999, Dr. Johnston has served on the board of the Georgia Biomedical Partnership and is currently vice chairman; additionally, he is an advisory member to the board of directors for the Georgia Department of Economic Development. Dr. Johnston received both a B.S. in Chemistry and a Ph.D. in Chemistry from Brigham Young University.
Russell M. Medford, M.D., Ph.D. has served, since 1995, as President and Chief Executive Officer of AtheroGenics, Inc., a publicly-held biopharmaceutical company, and currently serves as a member of its board of directors. He also serves on the board of directors of SELSA (Southeastern Life Sciences Association), on the Biotechnology Industry Organization’s Emerging Companies Section Governing Body, the Biosciences Executive Committee for the Metro Atlanta Chamber of Commerce and is vice chairman of the board of directors of the Georgia Biomedical Partnership. He received a B.A. from Cornell University, and a M.D. and a Ph.D. in Molecular and Cell Biology from the Albert Einstein College of Medicine. Dr. Medford completed his residency in internal medicine at the Beth Israel Hospital, Boston, Massachusetts, and his fellowship in cardiology at the Brigham and Women’s Hospital, Boston, Massachusetts, and Harvard Medical School, where he also served on the faculty of medicine.
A. Keith Willard from 1993 to 1999, served as Chairman and Chief Executive Officer of Zeneca, Inc., a multinational pharmaceutical company. Prior to that, he served in several capacities with ICI Canada, including President and a member of its board of directors. He has been retired since October 1999. Mr. Willard currently serves as chairman of the board of Christiana Care Health System, a billion-dollar, not-for-profit health care provider. He received a B.A. in Sociology from Concordia University and is a graduate of the Advanced Executive Management Institute at McGill University.
INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES
The Company’s by-laws provide that the number of members of the Board of Directors shall be determined from time to time by resolution of the directors. The Board should neither be too small to maintain the needed expertise and independence nor too large so as to be inefficient in functioning. The general expectation is that the Board will consist of between seven and twelve directors, although periodically the Board will review the appropriate size and mix of the Board in light of the Company’s needs.

The Board has determined that Messrs. Brooks, Hamm, Henos, Preminger and Willard and Drs. Barrett and Sullivan are independent under the standards of independence applicable to companies traded on the Nasdaq Stock Market (“Nasdaq”). In addition, as required by Nasdaq, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, although the Board has recused, and reserves the right to continue to have the right to seek the recusal of any Board member from particular Board discussion and deliberation, in respect of any particular issue in which it perceives there may be conflict of interest.
During 2005, the Board of Directors met ten times. Each member of the Board attended more than 75% of the aggregate number of meetings of the Board of Directors and the committee or committees on which he served. Directors are encouraged to attend the Annual Meeting.
The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which has the composition and responsibilities as described below. The Board may also establish other committees from time to time to assist in the discharge of its responsibilities.
Audit Committee. The Audit Committee oversees the Company’s corporate accounting and financial reporting process. Among other things, the Audit Committee monitors the qualifications, independence and performance of the independent registered public accounting firm; determines the engagement and approves the fees paid to the independent registered public accounting firm; approves the retention of the independent registered public accounting firm to perform any proposed and permissible non-audit services; reviews the financial statements and critical accounting estimates; and discusses with management and the independent registered public accounting firm the results of the annual audit and the review of the quarterly financial statements. The Audit Committee also reviews the effectiveness of internal controls and the adequacy of the Company’s disclosure controls. In addition, the Audit Committee maintains procedures for the receipt of employee complaints and submissions of concerns regarding accounting or auditing matters. The members of the Audit Committee are Mr. Preminger, Chairman, and Drs. Medford and Sullivan, and Mr. Willard. The Board has determined that Mr. Preminger is the Audit Committee Financial Expert under the U.S. Securities and Exchange Commission (the “SEC”) rule implementing Section 407 of the Sarbanes-Oxley Act of 2002. The composition of the Audit Committee meets the standards for independence under the current applicable requirements of the Sarbanes-Oxley Act of 2002, Nasdaq and SEC rules and regulations. Although Dr. Medford is not independent (as such term is defined under the Nasdaq rules) due to the Company’s prior relationship with AtheroGenics, Inc., of which Dr. Medford is President and Chief Executive Officer, the Board of Directors has determined, because of Dr. Medford’s experience as President and Chief Executive officer of a publicly-traded biopharmaceutical company and his familiarity with the Company and its business as one of its longest-standing Board members, that his membership on the Audit Committee is in the best interests of stockholders, and is therefore permitted under an exception to the Nasdaq rules. This exception will expire in June 2006, at which time Dr. Medford will step down from the Audit Committee. The Audit Committee met seven times during fiscal year 2005.
Compensation Committee. The Compensation Committee establishes, amends, reviews and approves the compensation and benefit plans with respect to officers and employees, including reviewing the performance of and determining individual elements of total compensation of the Chief Executive Officer and other executive officers. The Compensation Committee also determines annual retainer, meeting fees, stock awards and other compensation for members of the Board and administers the issuance of stock options and other awards under the Company’s equity incentive plans. The members of the Compensation Committee are Mr. Henos, chairman, Dr. Barrett and Messrs. Brooks and Hamm. The composition of the Compensation Committee meets the standards for independence under the current applicable requirements of the Sarbanes-Oxley Act of 2002, Nasdaq rules and SEC rules and regulations. The Compensation Committee met six times during fiscal year 2005.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee develops and recommends to the Board of Directors corporate governance principles and procedures applicable to the Company, contained in the Company’s Corporate Governance Guidelines or otherwise adopted by the Board, determines the director nominees for each Annual Meeting of the Company’s stockholders and ensures that the Audit, Compensation and Nominating and Corporate Governance Committees of the Board shall have the benefit of qualified and experienced independent directors. The members of the Nominating and Corporate Governance Committee are Dr. Sullivan, Chairman, Dr. Barrett and Mr. Brooks. The composition of the Nominating and Corporate Governance Committee meets the standards for independence under the current applicable requirements of the Sarbanes-Oxley Act of 2002, Nasdaq rules and SEC rules and regulations. The Nominating and Corporate Governance Committee met five times during fiscal year 2005.
The Nominating and Corporate Governance Committee does not have any specific minimum qualifications that must be met for director candidates. However, the Board believes that directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. Each director must also be able to dedicate the time and resources sufficient to ensure the diligent performance of his or her duties. Further, the Board is intended to encompass a range of talents, ages, skills, diversity, and expertise (particularly in the areas of accounting and finance, management, domestic and international markets, leadership and corporate governance, and biotechnology and related industries) sufficient to provide sound and prudent guidance with respect to the operations and interests of the Company.
The Nominating and Corporate Governance Committee considers persons for nomination for election to the Board from any source, including stockholder recommendations. The Nominating and Corporate Governance Committee does not evaluate candidates differently based on who has made the proposal. Consideration of nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. The Nominating and Corporate Governance Committee has the authority, under its charter, to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates. The committee used consultants during fiscal 2005, in connection with the identification of Messrs. Willard and Hamm as directors. The Nominating and Corporate Governance Committee will consider stockholder recommendations for directors sent to the Nominating and Corporate Governance Committee, Inhibitex, Inc., 9005 Westside Parkway, Alpharetta, Georgia 30004, Attention: Secretary. Any recommendation from a stockholder should include the name, background and qualifications of such candidate and should be accompanied by evidence of such stockholder’s ownership of the Company’s Common Stock.
The charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are posted on the Company’s website at www.inhibitex.com.
The Company does not have a formal procedure for stockholder communication with the Board. Stockholders who wish to contact an individual director, the Board, or a committee of the Board should send their correspondence to Inhibitex, Inc., 9005 Westside Parkway, Alpharetta, Georgia 30004, Attention: Board of Directors. Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. The Company will initially receive and process communications before forwarding them to the addressee. The Company generally will not forward to the directors a shareholder communication that it determines to be primarily commercial in nature or may be abusive, threatening or otherwise inappropriate.
DIRECTOR COMPENSATION
Directors who are not employees of the Company receive an annual retainer of $25,000. In addition to the foregoing retainer, the chairman of the Board, chairman of the Audit Committee, chairman of the Compensation Committee and chairman of the Nominating and Corporate Governance Committee receive annual retainers of $20,000, $7,500, $5,000 and $5,000, respectively. Other non-employee directors who serve on one or more committees of the Board receive an additional $2,500 for each committee on which they serve. In the event that any committee member participates in more than four meetings of such committee in a year, such committee member, except for the Chairman, is entitled to receive $500 for each additional meeting he or she attends.
Each non-employee director is also eligible to participate in the 2004 Stock Incentive Plan (“the Incentive Plan”), pursuant to which upon his or her election to the Board, he or she is entitled to an initial option grant to purchase 20,000 shares of common stock. Each director is also entitled to annual option grants to purchase 7,500 shares of common stock; provided that the chairman of the Board is entitled to an annual option grant to purchase 18,000 shares of common stock. All of the non-employee directors are reimbursed for out-of-pocket expenses incurred in attending board and committee meetings.
Code of Ethics
The Company has adopted a Code of Ethics (the “Code of Ethics”) that applies to all officers, directors and employees of the Company. The Company has posted a copy of the Code of Ethics, and intends to post amendments to its Code of Ethics, on the Company’s website at www.inhibitex.com as required under SEC rules and regulations. The Company intends to file a Form 8-K to the extent required by SEC rules and regulations and Nasdaq rules for waivers of the Code of Ethics.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires Inhibitex’s directors and executive officers to file reports of ownership and changes in ownership of Inhibitex common stock with the Securities and Exchange Commission, with a copy delivered to the Company. Based on a review of the Section 16(a) reports furnished to the Company and written representations from the executive officers and directors, Inhibitex believes that its officers and directors complied on a timely basis with reporting requirements applicable to them for transactions during 2005. Each of Drs. Barrett, Medford and Sullivan and Messrs. Brooks, Henos and Preminger were late with his filing regarding his automatic annual option grant in February 2005.
The Board recommends a vote FOR each of the nominees for director.

PRINCIPAL STOCKHOLDERS
The following table sets forth certain information known to Inhibitex with respect to the beneficial ownership of common stock as of February 28, 2006 (except as indicated below), by:

•	each person or group of affiliated persons known to be the beneficial owner of more than 5% of the Company’s common stock (with respect to such stockholders, information is presented as of December 31, 2005);

•	each of the directors and nominees;

•	each of the Named Executive Officers; and

•	all directors and executive officers as a group.
The column entitled “Percentage of Shares of Common Stock Beneficially Owned” is based on 30,234,071 shares of common stock outstanding, assuming no further exercises of outstanding options or warrants.
Beneficial ownership is determined in accordance with the rules of the SEC. The information does not necessarily indicate beneficial ownership for any other purpose. For purposes of calculating each person’s or group’s percentage ownership, stock options and warrants exercisable within 60 days after February 28, 2006 are included for that person or group, but not the stock options or warrants of any other person or group.
Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all of the shares of common stock beneficially owned by them, subject to community property laws, where applicable.

		Percentage of
		Shares of
		Common Stock
		Beneficially
Beneficially Owned	Shares Held	Owned

5% or greater stockholders:
Entities affiliated with New Enterprise Associates(1)	7,849,882	24.9%
T. Rowe Price Small-Cap Value Fund Inc.(2)	3,302,581	10.8
Felix J. Baker and Julian C. Baker(3)	2,866,014	9.4
William Blair Capital Partners VI, L.P.(4)	2,693,864	8.8
Essex Woodlands Health Ventures V, L.P.(5)	1,648,683	5.4
Named Executive Officers and Directors:
William D. Johnston, Ph.D.(6)	485,334	1.6
Seth V. Hetherington, M.D.(7)	82,534	*
Joseph M. Patti, M.S.P.H., Ph.D.(8)	215,226	*
Russell H. Plumb(9)	110,949	*
David M. Wonnacott, Ph.D.(10)	90,990	*
M. James Barrett, Ph.D.(11)	7,855,882	24.9
Carl E. Brooks(12)	54,848	*
Robert A. Hamm	—	*
Michael A. Henos(13)	3,201,477	10.5
Russell M. Medford, M.D., Ph.D.(14)	34,780	*
A. Keith Willard	—	*
Marc L. Preminger(15)	19,093	*
Louis W. Sullivan(16)	19,093	*
All current executive officers and directors as a group (14 persons)(17)	12,170,206	37.0

*	Represents beneficial ownership of less than one percent of the Company’s common stock.

(1)	Includes 5,140,482 shares and 947,289 shares issuable under warrants beneficially owned by New Enterprise Associates 10, Limited Partnership and 1,355,470 shares and 406,641 shares issuable under warrants beneficially owned by New Enterprise Associates 11, Limited Partnership. NEA Partners 10, Limited Partnership is the general partner of New Enterprise

Associates 10, Limited Partnership. NEA 11 GP, L.L.C. is the general partner of NEA Partners 11, Limited Partnership which is the sole general partner of New Enterprise Associates 11, Limited Partnership. Each of Stewart Alsop, M. James Barrett, Peter J. Barris, Nancy L. Dorman, C. Richard Kramlich, Thomas C. McConnell, Peter T. Morris, Charles W. Newhall III, Mark W. Perry, Scott D. Sandell and Eugene A. Trainor III, as a general partner of NEA Partners 10, Limited Partnership and as a manager of NEA 11 GP, L.L.C. may be deemed to have shared voting and dispositive power over the shares held by New Enterprise Associates 10, Limited Partnership and New Enterprise Associates 11, Limited Partnership, and disclaims beneficial ownership of these shares except to the extent of his or her pecuniary interest therein. Each of New Enterprise Associates 10, Limited Partnership, and New Enterprise Associates 11, Limited Partnership is located at 1119 St. Paul Street, Baltimore, Maryland 21202.

(2)	Includes 3,091,300 shares and 211,281 shares issuable under warrants beneficially owned by T. Rowe Price Associates, Inc. (“T. Rowe Price Associates”). T. Rowe Associates serves as investment adviser with power to direct investments and/or sole power to vote the shares owned by T. Rowe Price Small-Cap Value Fund, Inc., as well as shares owned by certain other individual and institutional investors. T. Rowe Price Associates may be deemed to be the beneficial owner of all of the shares listed above; however, T. Rowe Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. T. Rowe Price Associates is a wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding corporation, is located at 100 E. Pratt Street, Baltimore, MD 21202.

(3)	Includes 2,662,695 shares and 203,319 shares issuable under warrants beneficially owned by Felix J. Baker and Julian C. Baker. They are located at 667 Madison Avenue, 17th Floor, New York, NY 10021.

(4)	Includes 2,477,240 shares and 216,624 shares issuable under warrants beneficially owned by William Blair Capital Partners VI, L.P. William Blair Capital Partners VI, L.L.C. is the general partner of William Blair Capital Partners VI, L.P. William Blair Capital Partners VI, L.P. is located at 227 W. Monroe Street, Suite 3500, Chicago, Illinois 60606.

(5)	Includes 1,381,404 shares and 267,279 shares issuable under warrants beneficially owned by Essex Woodlands Health Ventures V, L.P. J. Douglas Eplett, James Currie, Martin Sutter and Immanuel Thangeraj are managing directors of Essex Woodlands Ventures Fund V, L.L.C., the general partner of Essex Woodlands Health Ventures Fund V, L.P. In such capacity, they may be deemed to have shared voting and dispositive power over the shares held by Essex Woodlands Health Ventures and disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein. Essex Woodlands Health Ventures is located at 190 S. LaSalle Street, Suite 2800, Chicago, Illinois 60603.

(6)	Includes 46,026 shares owned by Susan D. Johnston, 66,460 shares owned by Dr. Johnston directly and 372,848 shares issuable upon the exercise of stock options held by Dr. Johnston that are exercisable within 60 days of February 28, 2006.

(7)	Represents 82,534 shares issuable upon the exercise of stock options exercisable within 60 days of February 28, 2006.

(8)	Includes 34,600 shares and 180,626 shares issuable upon the exercise of stock options exercisable within 60 days of February 28, 2006.

(9)	Includes 19,391 shares and 91,558 shares issuable upon the exercise of stock options exercisable within 60 days of February 28, 2006.

(10)	Includes 34,139 shares and 56,851 shares issuable upon the exercise of stock options exercisable within 60 days of February 28, 2006.

(11)	Includes 6,000 shares issuable upon the exercise of stock options exercisable within 60 days of February 28, 2006. Dr. Barrett is a general partner of NEA Partners 10, Limited Partnership, the general partner of New Enterprise Associates 10, Limited Partnership and a manager of NEA 11 GP, L.L.C. the general partner of NEA Partners 11, Limited Partnership, the general partner of New Enterprise Associates 11, Limited Partnership. In such capacities, he may be deemed to have voting and dispositive power with respect to the 5,140,482 shares and 947,289 shares issuable under warrants beneficially owned by New Enterprise Associates 10, Limited Partnership and the 1,355,470 shares and 406,641 shares issuable under warrants beneficially owned by New Enterprise Associates 11, Limited Partnership. Dr. Barrett disclaims beneficial ownership of the shares held by each of New Enterprise Associates 10, Limited Partnership and New Enterprise Associates 11, Limited Partnership, except to the extent of his proportionate pecuniary interest therein.

(12)	Includes 26,916 shares and 27,932 shares issuable upon the exercise of stock options exercisable within 60 days of February 28, 2006.

(13)	Includes 12,158 shares owned directly, 44,000 shares owned by Claudia Henos and 18,000 shares issuable upon the exercise of stock options exercisable within 60 days of February 28, 2006. In addition, Mr. Henos is a managing general partner of Alliance Technology Ventures, L.P., ATV/ GP Parallel Fund, L.P. and ATV/ MJF Parallel Fund, L.P., a manager of Alliance Associates II, L.L.C., the general partner of Alliance Technology Ventures II, L.P. and ATV II Affiliates Fund, L.P. and a manager of ATV III Partners, L.L.C., the general partner of Alliance Technology Ventures III, L.P. and ATV III Affiliates Fund, L.P. In such capacity, he may be deemed to have voting and dispositive power with respect to the 642,480 shares beneficially owned by Alliance Technology Ventures, L.P.; 178,024 shares beneficially owned by ATV/ GP Parallel Fund, L.P.; 48,689 shares beneficially owned by ATV/ MJF Parallel Fund, L.P.; 736,771 shares and 69,318 shares issuable under warrants beneficially owned by Alliance Technology Ventures II, L.P.; 1,230,460 shares and 181,113 shares issuable under warrants beneficially owned by Alliance Technology Ventures III, L.P.; 21,578 shares and 2,672 shares issuable under warrants beneficially owned by ATV II Affiliates Fund, L.P.; and 13,323 shares and 2,891 shares issuable under warrants beneficially owned by ATV III Affiliates Fund, L.P. Mr. Henos disclaims beneficial ownership of the shares held by this fund, except to the extent of his proportionate pecuniary interest therein.

(14)	Represents 34,780 shares issuable upon the exercise of stock options exercisable within 60 days of February 28, 2006.

(15)	Includes 1,500 shares and 17,593 shares issuable upon the exercise of stock options exercisable within 60 days of February 28, 2006.

(16)	Includes 1,000 shares and 18,093 shares issuable upon the exercise of stock options exercisable within 60 days of February 28, 2006.

(17)	Includes 9,653,467 shares of common stock, 1,609,924 shares issuable under warrants and 906,815 shares issuable upon the exercise of stock options.

EXECUTIVE OFFICERS
The following table sets forth information concerning the current executive officers of the Company:

Name	Age	Position

William D. Johnston, Ph.D.	61	President and Chief Executive Officer;
Seth V. Hetherington, M.D.	53	Vice President, Clinical Affairs and Chief Medical Officer
Joseph M. Patti, M.S.P.H., Ph.D.	41	Vice President, Research and Development and Chief Scientific Officer; Director
Russell H. Plumb	47	Vice President, Finance and Administration and Chief Financial Officer
Robert T. Schweiger	60	Vice President, Business Development
David M. Wonnacott, Ph.D.	59	Vice President, Quality and Regulatory Affairs
Samuel Michini	47	Vice President of Sales and Marketing
William D. Johnston, Ph.D. has served as the President and Chief Executive Officer and a member of the Board of Directors since 1997. From 1991 to 1997, Dr. Johnston was Vice President and General Manager of the Gene Therapy Business Unit of Baxter Healthcare Corporation. From 1975 to 1991, Dr. Johnston held various executive positions at Baxter Healthcare Corporation, including Vice President of Applied Sciences, which was the central research and development unit of Baxter. Dr. Johnston currently serves as a director of ACTx, a privately held medical device company. Dr. Johnston is also a member of both the board of directors and the Emerging Companies Section Governing Body of the Biotechnology Industry Organization. Since 1999, Dr. Johnston has served on the board of the Georgia Biomedical Partnership, and is an advisory member to the board of directors for the Georgia Department of Economic Development. Dr. Johnston received both a B.S. in Chemistry and a Ph.D. in Chemistry from Brigham Young University.
Seth V. Hetherington, M.D. has served as Vice President, Clinical Affairs and Chief Medical Officer since 2005, prior thereto and since June 2002 he was Vice President, Clinical Development and Chief Medical Officer. From 1995 to June 2002, Dr. Hetherington directed clinical programs in infectious diseases at GlaxoSmithKline. From 1984 to 2001, he held clinical appointments at various institutions, including the University of North Carolina, University of Tennessee, St. Jude Children’s Research Hospital in Memphis and Albany Medical College. Dr. Hetherington received a B.S. from Yale University and a M.D. from the University of North Carolina in Chapel Hill. Dr. Hetherington is board certified in pediatrics and infectious diseases.
Joseph M. Patti, M.S.P.H., Ph.D. is a co-founder of Inhibitex, Inc. and has served as the Vice President, Research and Development and Chief Scientific Office since 2005, prior thereto and since April 1998 he has served as Vice President, Preclinical Development and Chief Scientific Officer and as a member of the Board of Directors since July 1997. From 1994 to 1998, Dr. Patti was an assistant professor at Texas A&M’s Institute of Biosciences and Technology. From 1996 to 1998, he served on the faculty at the University of Texas Health Science Center Graduate School of Biomedical Sciences. He currently holds an adjunct faculty position in the biology department at Georgia State University. Dr. Patti received a B.S. in Microbiology from the University of Pittsburgh, a M.S.P.H. from the University of Miami, School of Medicine and a Ph.D. in Biochemistry from the University of Alabama at Birmingham.
Russell H. Plumb has served as Vice President, Finance and Administration and Chief Financial Officer since August 2000. From December 1999 to July 2000, Mr. Plumb served as Chief Financial Officer of Emory Vision, a healthcare company. From 1994 to November 1999, he served as Chief Financial Officer and Vice President, Finance of Serologicals Corporation, a publicly-held biopharmaceutical company.

Mr. Plumb received both a B. Comm. and a M.B.A. from the University of Toronto. Mr. Plumb has received designations as a certified public accountant in Michigan and Georgia.
Robert T. Schweiger has served as Vice President, Business Development since May 2001. From March 1999 to April 2001, Mr. Schweiger was Vice President, Business Development and Planning at UCB Pharma, a Belgian multinational pharmaceutical company. From August 1998 to February 1999, he was a consultant to various multinational pharmaceutical companies. Prior to that, Mr. Schweiger held various executive level positions with several large pharmaceutical companies, including 18 years with SmithKline Pharmaceuticals. Mr. Schweiger received a B.S. in Finance from Rider College and a M.B.A. from St. John’s University Graduate School of Business.
David M. Wonnacott, Ph.D. has served as the Vice President, Quality and Regulatory Affairs since May 2002. From May 2000 to March 2002, Dr. Wonnacott served as Vice President of Regulatory Affairs at Aviron, Inc., a biopharmaceutical company. From 1988 to February 2000, he held several senior regulatory positions at Merck & Co., Inc. Prior to that, he held a quality operations position at Eastman Pharmaceutical, a division of Eastman Kodak. Dr. Wonnacott received a B.S. in Chemistry from Brigham Young University and a Ph.D. in Biochemistry from Utah State University.
Samuel Michini has served as the Vice President, Sales and Marketing since June 2005. From 1997 to July 2004, Mr. Michini served in various sales and marketing executive roles at Akzo Nobel, Organon Pharmaceuticals, most recently as Vice President of Marketing. Prior to Akzo Nobel, Organon Pharmaceuticals he spent 13 years with Knoll Pharmaceutical Company in several senior sales, marketing, and product management roles. Mr. Michini received a B.A. in Communications from Niagara University.
EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth for the fiscal years ended December 31, 2003, 2004 and 2005, the compensation for services in all capacities to Inhibitex of the individuals serving or having served as Chief Executive Officer and the other four most highly compensated executive officers of Inhibitex during the fiscal year ended December 31, 2005 (collectively, the “Named Executive Officers”):

				Long-Term
				Compensation
				Awards

	Annual Compensation(1)			Securities
				Underlying	All Other
Name and Principal Position	Year	Salary(2)	Bonus(2)	Options	Compensation(3)

William D. Johnston, Ph.D.,	2005	$350,000	$100,000	325,000	$23,074
President and Chief Executive Officer,	2004	327,700	55,985	48,741	21,158
Director	2003	315,000	50,700	75,631	18,719
Seth V. Hetherington, M.D.,	2005	327,600	70,000	50,000	16,165
Vice President, Clinical Development	2004	317,600	48,414	26,052	90,498
and Chief Medical Officer	2003	306,000	35,100	11,555	12,431
Joseph M. Patti, M.S.P.H., Ph.D.,	2005	232,500	52,000	92,500	11,452
Vice President, Preclinical Development	2004	218,500	36,990	18,907	9,477
and Chief Scientific Officer, Director	2003	210,000	31,200	42,017	8,755
Russell Plumb,	2005	232,500	60,000	70,000	10,048
Vice President, Finance and Administration	2004	218,500	38,790	14,706	8,258
and Chief Financial Officer	2003	210,000	31,200	14,706	7,727
David M. Wonnacott, Ph.D.,	2005	233,000	42,000	40,000	11,242
Vice President, Quality and	2004	224,000	35,704	17,647	9,137
Regulatory Affairs	2003	216,000	24,960	18,908	8,602

(1)	We have omitted perquisites and other personal benefits that do not exceed the lesser of $50,000 or 10% of the executive officer’s annual salary and bonus disclosed in this table. We have also omitted information regarding group life and health insurance benefits that do not discriminate in favor of directors or executive officers and are generally available to all salaried employees.

(2)	Salaries and bonuses are reported as in the year paid.

(3)	The amounts on the table under “All Other Compensation” represent supplemental insurance and 401(k) matching contributions.
Stock Options Granted in Fiscal Year 2005
The following table sets forth information concerning stock option grants made to each of the named executive officers during the fiscal year ended December 31, 2005. The potential realizable value for each named officer is calculated based on the term of the option at the time of its grant, which is six years. Potential realizable values are net of exercise price, but before taxes associated with the exercise. This value is based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the options were granted until their expiration date. These numbers are calculated based on the requirements of the SEC and do not reflect an estimate of future stock price growth. Actual gains, if any, on stock option exercises will depend on the price of the Company’s common stock on the date on which the options are ultimately exercised. All of the option grants vest at the rate of 25% annually over four years.

					Potential Realizable Value at
	Number of				Assumed Annual Rates of
	Securities	Percent of Total			Stock Price Appreciation for
	Underlying	Options Granted			Option Term
	Options	to Employees in	Exercise Price	Expiration
Name	Granted	Fiscal Year	per Share	Date	5%	10%

William D. Johnston	325,000	29.7%	$9.07	2/02/2011	$1,002,517	$2,274,369
Seth V. Hetherington	50,000	4.6%	9.07	2/02/2011	154,233	349,903
Joseph M. Patti	92,500	8.5%	9.07	2/02/2011	285,332	647,320
Russell H. Plumb	70,000	6.4%	9.07	2/02/2011	215,927	489,864
David M. Wonnacott	40,000	3.7%	9.07	2/02/2011	123,387	279,922
Aggregated Option Exercises in Fiscal Year 2005 and Fiscal Year-End Option Values
The following table sets forth certain information regarding the number of stock options exercised in fiscal year 2005 and the number and value of unexercised options held by each of the named executive officers as of December 31, 2005. Amounts described in the following table under the heading “Value of Unexercised In-the-Money Options at Year End” are determined by multiplying the number of shares underlying the options by the difference between the closing price of $8.40 per share on December 31, 2005, and the per share option exercise price.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options Held at		In-the-Money Options at
	Shares		December 31, 2005		December 31, 2005
	Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

William D. Johnston	—	$—	220,619	436,737	$1,349,385	$532,558
Seth V. Hetherington	2,195	15,585	66,958	94,085	391,996	160,446
Joseph M. Patti	—	—	124,023	148,696	827,278	273,104
Russell H. Plumb	—	—	58,828	99,935	374,501	122,889
David M. Wonnacott	—	—	23,846	77,394	126,315	157,040
Employment Agreements
William D. Johnston. Effective February 20, 2004, the Company entered into an employment agreement with William D. Johnston, its President and Chief Executive Officer. The agreement had an initial term of one year and automatically renews on its anniversary date for an additional one-year term unless employment is terminated in accordance with the agreement. The agreement currently provides for an annual base salary of $360,500, subject to annual increases as approved by the Compensation Committee, and health and insurance benefits. Dr. Johnston is eligible for bonus and incentive (including stock option and other equity-based) compensation plans as established by the Compensation Committee, with a target bonus of up to 50% of base salary.
Under the agreement, the Company or Dr. Johnston may terminate his employment at any time. If the Company terminates Dr. Johnston without cause, or he resigns for good reason, he will be entitled, subject to execution of a release of Inhibitex, to receive severance payments representing 12 months of salary and health and insurance benefits. In addition, if within one year after a change in control of Inhibitex (or in contemplation of a change in control that is reasonably likely to occur), Dr. Johnston is involuntarily terminated for any reason other than for cause, or resigns for good reason, he will be entitled, subject to execution of a release of Inhibitex, to receive severance payments totaling 24 months of salary and health and insurance benefits. In addition, vesting of options to purchase shares of common stock held by Dr. Johnston would accelerate upon a change in control.
While employed by the Company and for a period equal to the greater of one year or the severance period, Dr. Johnston shall not directly or indirectly in the United States (i) render substantially similar services to any person or entity which competes with the Company; (ii) solicit for employment any person who was employed by the Company; or (iii) call on or solicit any of the Company’s customers or potential customers, for which there have been previous negotiations from the Company.
Other Named Executive Officer Employment Agreements. On December 11, 2002, the Company entered into employment agreements with each of the other named executive officers: Dr. Hetherington, Dr. Patti, Mr. Plumb and Dr. Wonnacott. All of these agreements were amended and restated as of February 20, 2004. Each of the employment agreements had an initial term of one year and will automatically renew on its anniversary date for an additional one-year term unless the respective officer’s employment is terminated in accordance with the agreement.
Each employment agreement provides for annual base salary, subject to annual increases as approved by the Compensation Committee, and health and insurance benefits. The current annual base salary for Dr. Hetherington, Dr. Patti, Mr. Plumb and Dr. Wonnacott is $337,400, $239,500, $239,500 and $240,000, respectively. Each employment agreement also provides that these officers are eligible for bonus and incentive compensation plans, including stock options and other equity-based compensation as established by the Compensation Committee, with a target bonus of up to 30% of base salary. Dr. Hetherington’s employment agreement also provided for a monthly automobile allowance of $600 per month and a monthly housing allowance of $1,970 per month, which terminated in October 2004.
Under these agreements, the Company, or any of these officers, may terminate his employment at any time. If the Company terminates one of these officers without cause, or he resigns for good reason, such officer will be entitled, subject to execution of a release of Inhibitex, to receive severance payments representing 12 months of salary and health and insurance benefits. In addition, if within one year after a change in control of Inhibitex (or in contemplation of a change in control that is reasonably likely to occur), one of these officers is involuntarily terminated for any reason other than for cause, or resigns for good reason, such officer will be entitled, subject to execution of a release of Inhibitex, to receive severance payments totaling 18 months of salary and health and insurance benefits. In addition, vesting of options to purchase shares of common stock held by such officers would accelerate upon a change in control.
While employed by the Company and for a period equal to the greater of one year or the severance period, these officers shall not directly or indirectly in the United States (i) render substantially similar services to any person or entity which competes with the Company; (ii) solicit for employment any person who was employed by the Company; or (iii) call on or solicit any of the Company’s customers or potential customers, for which there have been previous negotiations from the Company.

2004 Stock Incentive Plan
The Company adopted, and the stockholders approved, the 2002 Stock Incentive Plan in February 2002. The Company amended, restated and renamed it as the 2004 Stock Incentive Plan and the stockholders approved it as of February 20, 2004. In May 2005, pursuant to a shareholder vote the plan was further modified by adding 1,500,000 shares of common stock to the number of reserved shares available for grant. The Incentive Plan provides for the grant of incentive stock options (“ISOs”), nonstatutory stock options, deferred stock units, restricted stock awards, dividend rights, stock appreciation rights, cash payments and other forms of stock-based compensation, which may be granted to employees, directors, contractors and consultants. Currently, approximately 80 persons are eligible for awards under the Incentive Plan. The Incentive Plan will terminate upon the earlier of its termination by the Compensation Committee or on December 31, 2013.
Shares Reserved. Currently, awards may be made under the Incentive Plan for up to 3,010,804 shares of common stock. As of March 31, 2005, 959,728 shares of common stock were reserved for issuance and 2,051,076 options to purchase common stock were outstanding under the Incentive Plan. In addition, shares subject to stock awards granted under the Company’s Amended and Restated 1998 Equity Ownership Plan and the 2002 Non-Employee Directors Plan that expire, are forfeited or otherwise terminate without being exercised, will be available for re-issuance under the Incentive Plan. When a stock award expires, is settled in cash or is terminated before it is exercised or shares are not issued or are withheld upon the exercise of a stock award, the shares not acquired, not issued or withheld pursuant to the stock awards shall again become available for issuance under the Incentive Plan. Similarly, any shares tendered to pay an exercise price or withheld in satisfaction of tax obligations shall again become available for issuance under the Incentive Plan.
Administration and Exercise Price. The Compensation Committee administers the Incentive Plan. The Compensation Committee may delegate authority to perform certain functions under the Incentive Plan to the executive officers. Subject to the terms of the Incentive Plan, the Compensation Committee determines recipients, the numbers and types of equity awards to be granted, any applicable performance goals and the terms and conditions of the equity awards. The Compensation Committee determines the exercise price of option grants, the purchase price for rights to purchase restricted stock and the strike price for stock appreciation rights.
Non Employee Directors. Pursuant to the terms of the Stock Incentive Plan, each person who is elected for the first time to be a non-employee director will be granted an option to purchase 20,000 shares of common stock. Subsequently, each non-employee director will be granted an option to purchase 7,500 shares of common stock on February 1 of each year (18,000 shares in the case of the Chairman of the Board), provided, however, that each non-employee director who has been a non-employee director for less than 12 months at February 1 will receive an annual grant that has been pro-rated from the date of commencement of service as a non-employee director.
Vesting and Term. Stock awards granted under the Incentive Plan to employees to date generally vest annually over four years. Annual stock awards under the Incentive Plan to non-employee directors will vest in their entirety on the first anniversary of the date of grant and initial grants to directors upon joining the Board will vest over three years after the date of grant at the rate of 33% for each completed year of service. The vesting and term of each stock award are set by the Compensation Committee, provided that no term can exceed ten years from the date of grant.
Transferability. Subject to certain exceptions, each of the awards under the Incentive Plan may not be transferred other than by will or by the laws of descent and distribution. However, a participant may designate a beneficiary who may exercise the rights under the stock-based award following the participant’s death. The Compensation Committee, in its discretion, may provide for the transfer of stock awards granted under the Incentive Plan to certain trusts and partnerships for the benefit of or held by immediate family members of the participant.

Effect of a Change in Control. Upon a change in control, as defined in the Incentive Plan, under certain circumstances, vesting of options is subject to acceleration pursuant to a formula based upon the employee’s length of service so that, with respect to an employee who has been employed by the Company for two years, all such options would vest.
Termination of Service. A non-employee director whose service as a director ceases for any reason other than removal of such non-employee director for cause may exercise vested options for 12 months. In the case of removal for cause, the options shall terminate immediately upon such removal.
Compensation Committee Interlocks and Insider Participation
None of the executive officers serves as a member of the Board or Compensation Committee of any entity that has one or more executive officers who serve on the Board or Compensation Committee. None of the members of the Compensation Committee has ever been an employee.
The Company had leased office and laboratory facilities in Alpharetta, Georgia from AtheroGenics, Inc. Michael A. Henos, a member of the Compensation Committee, is the chairman of the board of directors of AtheroGenics, Inc. This lease expired on June 30, 2005. Past monthly lease payments to AtheroGenics pursuant to this lease were approximately $16,700. In addition to these lease payments, the Company has paid AtheroGenics, Inc. $3,799 per month pursuant to a 7% promissory note in connection with certain leasehold improvements at the Company’s leased facility. As of December 31, 2005, the outstanding balance of the note was $0. See “Certain Relationships and Related Transactions” for information regarding shares of common stock issued to entities affiliated with Alliance Technology Ventures, whose managing partner is Michael A. Henos.
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
The Compensation Committee of the Board is composed of four directors, each of whom is independent under Nasdaq rules. The Compensation Committee is responsible for setting and administering the policies that govern executive annual salary, bonus and stock ownership programs. The Compensation Committee annually evaluates the performance, and determines the compensation of the President and Chief Executive Officer (“CEO”) and the other executive officers based upon a combination of the achievement of corporate goals, individual performance and comparisons with other biopharmaceutical companies.
Role of the Compensation Committee
The goals of the Compensation Committee with respect to executive officers, including the CEO, are to provide compensation that is designed to attract, motivate and retain executives of outstanding ability and potential and to appropriately align the interests of executive officers with the interests of the Company’s stockholders. It is the Compensation Committee’s desire to incentivize for superior individual performance by paying competitive compensation, and by basing a significant portion of compensation upon achieving that performance. To meet these goals, the Compensation Committee has adopted a mix among the compensation elements of salary, bonus and stock option grants.
Many traditional measures of corporate performance for mature pharmaceutical companies or companies in other industries, such as earnings per share or sales growth, are not as useful in the evaluation of development stage biopharmaceutical companies. Accordingly, the Compensation Committee uses other indicia of performance, such as the Company’s progress in achieving milestones in the development of its product candidates, enhancing stockholder value and raising the capital needed to continue the Company’s research and development and clinical development activities, as the basis for making decisions on executive compensation.
Executive Compensation Summary
To ensure that the elements of an executive’s compensation remain competitive with other biopharmaceutical companies, the Compensation Committee reviews the aggregate salary and bonus compensation for individuals in similar positions with comparable companies. These companies are biotechnology and pharmaceutical companies, some of which are engaged in the research and clinical development of products that are similar to the Company. The Compensation Committee compares the salary levels of the Company’s executive officers with those of these other leading companies through reviews of survey and proxy statement data collected by the Compensation Committee and from informal studies presented to the Compensation Committee by management. The Compensation Committee strives to provide its executive officers with cash compensation competitive, generally, between the 50th to 75th percentile for total annual cash compensation paid by comparable companies, depending on performance.
Overview
The Compensation Committee believes that the Company achieved significant milestones in 2004, which served as the basis for compensation in 2005. These accomplishments included the following:

•	Advancing the clinical development of Veronate®, the Company’s lead product candidate;

•	Advancing the clinical development of Aurexis®, the Company’s second product candidate;

•	Completing the Company’s initial public offering; and

•	Completing a $50 million PIPE financing.
The Compensation Committee believes that these and other accomplishments and the achievement of individual objectives by the executives justified the increases in base salary, the bonus payments and the grants of stock options awarded in fiscal 2005.
Compensation Components
The Compensation Committee has established three principal categories of compensation for the Company’s executives: base salary, annual incentive bonus and long-term incentives consisting of stock options. The Compensation Committee believes that salaries should be reasonable and that there should be an emphasis on variable compensation through variable pay incentives, including bonuses and long-term incentives such as stock options. The Compensation Committee believes that the variable pay incentives and long-term incentives align the interests of the executives of the Company with those of stockholders.
Base Salaries
Executive salaries are reviewed by the Compensation Committee at the beginning of each year, with any adjustments to base salary becoming effective on January 1 of such year. During this review, the Compensation Committee considers, in addition to the information provided by the salary surveys of companies comparable in size and stage of development, the individual executive’s contribution to the Company’s achievements, changes, if any, in the role and responsibility of the executive during the year and, with respect to the executives other than the CEO, the recommendations of the CEO.
Executive salary increases in 2005 ranged from approximately 3% to 7% of base salary. The Compensation Committee met three times over late 2004 and early 2005 to review and approve base salary increases, bonuses, and option grants for the CEO and other executive officers for 2005. In determining the salary of the CEO, the Compensation Committee considered the Company’s achievements described in this report under the caption “Overview” and salaries at comparable biopharmaceutical companies.
Annual Incentive Bonus Program
Cash bonuses are awarded on a discretionary basis, usually following the Company’s fiscal year-end, and are generally based on the achievement of corporate goals set by the Compensation Committee and management at the beginning of the year, as well as on individual performance. The Compensation Committee makes its recommendations based upon an assessment of the Company’s achievements compared to (but not restricted to) this list of goals as well as the individual’s contributions during the year. Each executive officer has a target bonus opportunity that is set pursuant to such executive officer’s employment agreement. The CEO’s target bonus opportunity is up to 50% of base salary and each of the other executive officers’ target bonus opportunity is up to 30% of base salary, although actual bonus awards can range.
Long Term Incentives
Long-term incentives have been provided by means of periodic grants of stock options. The stock options granted have exercise prices equal to the fair market value of the underlying shares of common stock on the date of grant, generally vest over a four-year period and expire no more than six years from the date of grant. The Compensation Committee considers stock options to be a valuable and necessary compensation tool that aligns the long-term financial interests of the Company’s executives with the financial interests of its stockholders. Further, the vesting provisions of the Amended Restated 2004 Stock Incentive Plan encourage employees to remain employed with the Company, providing continuing benefits to the Company beyond those achieved in the year of grant. Stock options are generally granted at the time of employment and at the time of promotion, and are generally granted annually at the discretion of the Compensation Committee. In determining the size of an option to be granted to an executive officer, the Compensation Committee takes into account the proposed number of options to be granted by comparison to other biopharmaceutical companies at similar stages of development, the officer’s position and level of responsibility within the Company, the officer’s existing stock and option holdings and the potential reward to the officer if the stock price appreciates in the public market.
For fiscal 2005, the Compensation Committee granted the Company’s executive officers, other than the CEO, options to purchase an aggregate of 417,500 shares of common stock. The Compensation Committee believes that the achievement of both short and long-term objectives over the next few years will place considerable demands on the executive team, and that their retention and motivation are crucial to building long-term corporate value.
Other Compensation
Under the Company’s 401(k) Plan, the Company may provide a matching cash contribution to employee contributions made under the 401(k) Plan. In 2005, the Company made contributions equal to 50% of an employee’s contributions to the 401(k) Plan, up to a maximum contribution for such match equal to 6% of such employee’s annual salary. Contributions to executive officers totaled $40,672 in 2005.
Employee Stock Purchase Plan
Executive officers are eligible to participate in the 2004 Employee Stock Purchase Plan. This plan is available to virtually all employees of the Company and generally permits participants to purchase shares at a discount of approximately 15% from the fair market value at the beginning or end of the applicable purchase period.
Chief Executive Officer and Executive Officer Compensation
In setting certain elements of compensation payable for the 2005 fiscal year for the Company’s CEO and the other executive officers, the Compensation Committee reviewed the importance of each executive officer’s individual achievement in meeting the Company’s goals and objectives set during the prior fiscal year as well as the overall achievement of the goals by the entire company. These goals included the progressive development of the Company’s research and clinical development programs and the raising of additional capital, as indicated above under the caption “Overview”. The Compensation Committee concluded that the Company successfully achieved a number of significant objectives.
The Compensation Committee also believes that the continued commitment and leadership of its executive officers were and continue to be important factors in the achievements of the Company.

The determination of the CEO’s remuneration is based upon methods consistent with those used for other executive officers. The Compensation Committee considers certain quantitative factors, including the Company’s strategic, research and operating performance for the year as well as certain qualitative criteria including leadership qualities and management skills, as exhibited by the success of the management team as a whole, time and effort devoted to the Company and other general considerations in determining appropriate compensation of the CEO.
In determining the CEO’s 2005 compensation, including the number of stock options granted to the CEO, the Compensation Committee considered Dr. Johnston’s overall compensation package as compared with other chief executive officers in the industry and past option grants, as well as the effectiveness of Dr. Johnston’s leadership of the Company and its success in reaching its goals. In particular, the Compensation Committee considered the Company’s product development program, capital-raising efforts and financial position. For 2005, the Compensation Committee increased Dr. Johnston’s salary to $350,000 from $327,700. Dr. Johnston is also eligible to participate in the same executive compensation plans available to the other executive officers. The Compensation Committee in February of 2005 approved a bonus of $100,000 to Dr. Johnston based on his performance in 2004. In 2005, Dr. Johnston was granted stock options to purchase 325,000 shares of common stock at an exercise price of $9.07 per share, the fair market value on the date of grant as determined by the Board of Directors, to reflect his performance during 2004 as well as Dr. Johnston’s equity position compared to the equity position of chief executive officers at comparable biopharmaceutical companies.
Deductibility of Certain Compensation
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation over $1,000,000 paid to the Company’s Chief Executive Officer and certain other highly compensated individuals. Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met. The Incentive Plan is designed so that the compensation recognized upon exercise of stock options granted thereunder should qualify as performance-based compensation. With respect to other compensation that has been or may be paid to executive officers of the Company, the Compensation Committee may consider the requirements of Section 162(m) and make determinations regarding compliance with Section 162(m) based upon the best interests of the Company and its stockholders.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Michael A. Henos, Chairman
M. James Barrett
Carl E. Brooks
Robert A. Hamm
The foregoing report of the Compensation Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, unless Inhibitex specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Other than employment agreements and other arrangements that are described in “Executive Compensation” and the transactions described below, since January 1, 2005, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which the Company was or will be a party where the amount involved exceeded or will exceed $60,000 and in which any director, executive officer, holder of 5% or more of any class of the Company’s capital stock or any member of their immediate family had or will have a direct or indirect material interest. The executed transactions set forth below were on terms no less favorable to the Company than it could have obtained from unaffiliated third parties. It is the policy of the Board that any and all future transactions between the Company and its executive officers, directors and holders of 5% or more of any class of capital and their affiliates, are approved by the Audit Committee and by a majority of the Board, including a majority of the independent and disinterested members of the Board, and are on terms no less favorable to the Company than those that it could obtain from unaffiliated third parties.
The Company has leased office and laboratory facilities in Alpharetta, Georgia from AtheroGenics, Inc. Michael A. Henos, Chairman of the Board, and Russell M. Medford, a member of the Board, are chairman of the board of directors and the president and chief executive officer, respectively, of AtheroGenics, Inc. This lease expired on June 30, 2005. Past monthly lease payments to AtheroGenics pursuant to this lease were approximately $16,700. In addition to these lease payments, the Company paid AtheroGenics, Inc. $3,799 per month pursuant to a 7% promissory note in connection with certain leasehold improvements at the Company’s leased facility. As of December 31, 2005, the outstanding balance of the note was $0.

PERFORMANCE GRAPH
The graph below compares the cumulative total return on the Company’s common stock from June 4, 2004 (the date the Company’s common stock commenced trading) through December 31, 2005 with the cumulative total return of the Nasdaq Stock Market Total Return Index and the Nasdaq Biotech Stock Index. Cumulative total return values were calculated assuming an investment of $100 on June 4, 2004 and reinvestment of dividends, although the Company has paid no dividends.
COMPARISON OF CUMULATIVE TOTAL RETURN*
AMONG INHIBITEX, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE NASDAQ BIOTECHNOLOGY INDEX
Total Return Analysis

	Nasdaq	The Nasdaq
Investment	Biotech	Stock	Inhibitex
Date	Stock Index	Market	Inc.

6/04/04	100	100	100

12/31/04	101	106	115

3/31/05	86	98	87

6/30/05	91	100	108

9/30/05	103	105	145

12/31/05	104	108	120

The performance graph shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or Exchange Act, unless Inhibitex specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
The Audit Committee, comprised of independent members of the Board of Directors, has appointed Ernst & Young LLP as the independent registered public accounting firm of the Company with respect to the audit of its 2006 financial statements and other required attestations, subject to ratification by the Company’s stockholders. In making this appointment, the Audit Committee carefully considered Ernst & Young LLP’s service and performance in that capacity in prior years, its independence relative to the Company and its reputation as an independent registered public accounting firm. Representatives of Ernst & Young LLP will be attending the Annual Meeting, will have an opportunity to make a statement and will be available to answer any appropriate questions from stockholders.
REPORT OF THE AUDIT COMMITTEE
The Board has adopted a written charter pursuant to which the Audit Committee performs its oversight responsibilities and duties. The Audit Committee’s primary duties and responsibilities under its charter are to oversee the integrity of the Company’s accounting and financial reporting processes and the audits of the financial statements reported to the public, oversee the Company’s systems of internal controls and compliance with applicable laws and regulations, appoint, and monitor the independence, qualifications and performance of, the Company’s independent registered public accounting firm and provide an avenue of communication between the independent registered public accounting firm, management and the Board of Directors. The Audit Committee’s charter is available on the Company’s web site. The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and rely, without independent verification, on the information provided to them and on the representations made to them by management and the independent registered public accounting firm.
Management of Inhibitex has primary responsibility for the Company’s financial reporting processes, including developing and overseeing the Company’s system of internal controls, and the preparation of the Company’s financial statements. Under the Section 404 of the Sarbanes-Oxley Act of 2002, management is also responsible for performing an assessment of the Company’s system of internal controls and certifying that it has performed such an assessment and such internal controls are in place and operating effectively. Ernst & Young LLP, the Company’s independent registered public accounting firm, is responsible for auditing the Company’s annual financial statements in accordance with generally accepted auditing standards and for issuing an opinion on those financial statements. Further, Ernst & Young LLP is also responsible for rendering an opinion on (i) management’s assessment of the Company’s internal controls and (ii) the effectiveness of the Company’s internal controls over financial reporting.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s audited financial statements with its management and Ernst & Young LLP. The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). This included a discussion of Ernst & Young LLP’s judgments as to the quality and acceptability of the Company’s accounting principles, and such other matters that generally accepted auditing standards require to be discussed with the Audit Committee. The Audit Committee also received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committee) and the Audit Committee discussed the independence of Ernst & Young LLP. Finally, the Audit Committee reviewed and discussed any observations or findings provided by Ernst & Young LLP to the Company regarding its audit of management’s assessment of the Company’s internal controls and its direct testing of the internal controls themselves.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Marc L. Preminger, Chairman
Russell M. Medford
Louis W. Sullivan
A. Keith Willard
FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
The following table sets forth the aggregate fees paid or accrued by Inhibitex for audit and other services provided by Ernst & Young LLP for fiscal 2005 and 2004.

	2005	2004

Audit Fees(1)	$357,500	$625,000
Audit-Related Fees	—	—
Tax Fees	8,000	12,175
Total	$365,500	$637,175

(1)	Audit fees represent fees for professional services provided in connection with the audit of the Company’s financial statements and review of its quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.
Inhibitex paid no other fees to Ernst & Young LLP during fiscal 2005 and fiscal 2004. The Audit Committee has adopted a pre-approval policy with respect to any fees that may be paid to the Company’s independent registered public accounting firm and, therefore, approves in advance all fees paid to Ernst & Young LLP.
Pursuant to the Company’s pre-approval policy, on an annual basis, the Audit Committee specifically reviews and pre-approves the audit services to be performed by the independent auditors, along with the associated fees. Prior to the end of each fiscal year, management provides to the Audit Committee a list of other services that it anticipates requiring of its independent registered public accounting firm in the following year, along with estimates of the costs of these services. The Committee subsequently considers the general pre-approval of these services and their costs. All other services are pre-approved by the Audit Committee in accordance with applicable requirements.
The members of the Audit Committee value the perspective of the Company’s stockholders with respect to Ernst & Young LLP’s appointment as the Company’s independent registered public accounting firm. Accordingly, a proposal to ratify this appointment is being presented at the Annual Meeting. The members of the Audit Committee believe that ratifying this appointment is in the best interests of the Company and its stockholders. In the event that this appointment is not ratified at the Annual Meeting, such appointment will be reconsidered by the Audit Committee.
The Board recommends a vote FOR the ratification of the appointment of Ernst &
Young as the Company’s independent registered public accounting firm.

OTHER MATTERS
The Board knows of no matters to be presented at the Annual Meeting other than those described in this Proxy Statement. However, if any other matters properly come before the Annual Meeting or any adjournment thereof, it is intended that proxies in the accompanying form will be voted in accordance with the discretion of the persons named therein.
Proxy Solicitation
The solicitation of proxies is being conducted by the Company, which will bear the cost of these solicitations. The Company will request brokerage houses, banks and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares and will reimburse them for their expenses in doing so. The Company expects to solicit proxies primarily by mail, but directors, officers, and other employees of the Company may also solicit in person, by telephone, by facsimile, or by mail.
Stockholder Proposals for Next Year’s Annual Meeting
Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in the proxy statement for the Company’s next annual meeting. For a proposal of a stockholder to be considered for inclusion in next year’s proxy statement, it must be submitted in writing, with the proof of stock ownership in accordance with Rule 14a-8 and received by the Secretary of the Company no later than December 17, 2006.
Alternatively, under the Company’s By-Laws, if a stockholder does not want to submit a proposal for next year’s annual meeting under Rule 14a-8, or wants to nominate candidates for election as directors at an annual meeting of the stockholders, the stockholder must provide timely notice of his or her intention in writing. To be timely, a stockholder’s notice must be delivered to the Secretary, at the Company’s principal executive offices, not less than 90 days nor more than 120 days prior to the first anniversary of the date of the previous year’s annual meeting of stockholders. However, if no annual meeting of stockholders was held in the previous year or the date of the annual meeting of stockholders has been changed to be more than 30 calendar days from the time of the previous year’s annual meeting, then a proposal shall be received no later than the close of business on the tenth day following the date on which notice of the date of the meeting was mailed or a public announcement was made. Only the Board of Directors or the Nominating and Corporate Governance Committee thereof may nominate candidates for election at a special meeting of the stockholders. The Company’s By-Laws also specify requirements as to the form and content of a stockholder’s notice. The Company will not entertain any proposals or nominations that do not meet these requirements.

Annual Report
The Company’s Annual Report to Stockholders, including the Company’s audited financial statements for the year ended December 31, 2005, is being mailed with this proxy statement to all stockholders of record as of the close of business on March 31, 2006 and is available at the Company’s web site at www.inhibitex.com.
ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE, VOTE TELEPHONICALLY OR VOTE OVER THE INTERNET.

By Order of the Board of Directors,

Russell H. Plumb
Secretary

PROXY	INHIBITEX, INC.	COMMON STOCK
PROXY SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING OF STOCKHOLDERS
May 18, 2006
The undersigned hereby constitutes and appoints WILLIAM D. JOHNSTON and RUSSELL H. PLUMB, and each of them, with full power of substitution, attorneys and proxies to represent and to vote all of the shares of common stock, par value $0.001 per share, of INHIBITEX, INC. that the undersigned would be entitled to vote, with all powers the undersigned would possess if personally present, at the Annual Meeting of the Stockholders of INHIBITEX, INC., to be held at the at 9:00 a.m. local time on May 18, 2006 at Inhibitex’s corporate headquarters at 9005 Westside Parkway, Atlanta, Georgia 30004, and at any adjournment or postponement thereof, on all matters coming before said meeting:

1.	ELECTION OF DIRECTORS. Nominees: Carl E. Brooks, Robert A. Hamm, and Louis W. Sullivan M.D.
(Mark only one of the following boxes.)

☐	VOTE FOR all nominees listed above, except vote withheld as to the following nominees (if any):	☐	VOTE WITHHELD from all nominees.

2.	Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for Inhibitex, Inc.
☐ FOR                ☐ AGAINST                ☐  ABSTAIN

3.	In their discretion, upon any other business that may properly come before the meeting or any adjournment or postponement thereof.
(Continue and sign on other side)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.
IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES OF THE BOARD OF DIRECTORS SET FORTH ABOVE, AND FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR INHIBITEX, INC.
The undersigned acknowledges receipt of the accompanying Proxy Statement dated April 15, 2006.

Dated:	, 2006

Signature of Stockholder(s)

(When signing as attorney, trustee, executor, administrator, guardian, corporate officer, etc., please give full title. If more than one trustee, all should sign. Joint owners must each sign.) Please date and sign exactly as name appears above.
I plan ☐ I do not plan ☐ to attend the Annual Meeting.